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                                                          Exhibit No. 10(iii)(c)

                     DIRECTORS' RETIREMENT INCOME PLAN OF
                       ARMSTRONG WORLD INDUSTRIES, INC.


This Plan has been authorized by the Board of Directors of Armstrong World Industries, Inc. to be applicable effective on and after April 22, 1983 to pay retirement benefits to certain directors of the Company.

All benefits payable under this Plan shall be paid out of the general assets of the Company.

Article 1.  Definitions
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1.01 "Board of Directors" shall mean the Board of Directors of the Company.

1.02 "Committee" shall mean the Pension Committee of the Board of Directors.

1.03 "Company" shall mean Armstrong World Industries, Inc. or any successor by merger, purchase or otherwise.

1.04 "Compensation" shall mean the amount of annual retainer paid to non-employee directors as determined by the Company.

1.05 "Effective Date" shall mean April 22, 1983.

1.06 "Member" shall mean any director other than an employee member of the Board of Directors on or after the effective date of the Plan; provided, however, that no director shall be a Member if (i) the director's service on the Board of Directors commences on or after January 1, 1996, or (ii) the director was a Member prior to January 1, 1996, but has elected pursuant to
     Section 2.02 to discontinue participation in the Plan.

1.07 "Plan" shall mean the Directors' Retirement Income Plan of Armstrong World Industries, Inc., as described herein or as hereafter amended.

Article 2.  Eligibility for Benefits
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2.01 A Member must have at least six years service as a Non-Employee Member of the Board of Directors to be eligible for benefits upon attaining age 65.

2.02 Notwithstanding the provisions of Section 2.01 above, effective
     January 1, 1996, Members may make an irrevocable election to discontinue their participation in the Plan and waive their right to any benefit accrued under the Plan. If a Member makes this election, such Member shall be eligible to receive certain additional benefits under the Armstrong Deferred Compensation Plan, including a share award grant to replace the value of the accrued Plan benefit the director elects to forfeit under this Plan.

Article 3.  Payment of Benefits
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3.01 Benefits shall be payable upon the later of the first day of the month following attainment of age 65 or termination of service on the Board of Directors, either monthly in an amount equal to 1/12 of the Compensation in effect at the date of retirement or, at the discretion of the Member, quarterly in the amount of 1/4 of the Compensation in effect at the date of retirement, with the amount of such benefits subject to adjustment pursuant to Section 3.02.
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3.02 Notwithstanding Section 3.01, a Member who terminates service on the Board of Directors prior to attaining age 65 may elect, in accordance with rules established by the Committee, to have benefits commence in any month following the Member's attainment of age 60 and prior to the Member's attainment of age 65, provided such election is made at least twelve months prior to the date of actual benefit commencement, except as provided in the last sentence of this Section 3.02. In the event of such early commencement, the Member's age 65 benefit shall be reduced by multiplying such benefit by one of the following factors:


            (i) 0.68, if benefits commence on or after reaching age 60 and before age 61;

           (ii) 0.73, if benefits commence on or after reaching age 61 and before age 62;

          (iii) 0.79, if benefits commence on or after reaching age 62 and before age 63;

           (iv) 0.85, if benefits commence on or after reaching age 63 and before age 64; and

            (v) 0.92, if benefits commence on or after reaching age 64 and before age 65.

     Notwithstanding the first sentence of this Section 3.02, in the event a Member's election to have benefits commence prior to attainment of age 65 is not made at least twelve months prior to the date of actual benefit commencement, the Member's otherwise applicable age 65 benefit, as reduced pursuant to one of the above described factors, shall be further reduced by six percent.

3.03 Benefit payments shall continue until the earlier of the completion of a benefit payment period equal to the length of the Member's service on the Board of Directors, or the Member's death, provided however that a Director who was eligible to receive benefits for his or her lifetime and had completed six years of service on the Board of Directors, on the date immediately prior to the effective date of these amendments, shall continue to be eligible to receive such benefits.

3.04 If a Member who has left the Board of Directors is re-elected:

     (a) Any benefit being paid under this Plan will cease as of the date of re-election.

     (b) Benefit payment period upon again leaving the Board will be the sum of all periods of Board service less any period during which benefits were paid.

Article 4.  Administration
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4.01 The administration of the Plan, the exclusive power to interpret it, and the responsibility for carrying out its provisions are vested in the Committee.

4.02 The determination of the individual Members' eligibility for payments and the amount of payments shall be the responsibility of the Committee.

Article 5.  General Provisions
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5.01 In the event that the Committee shall find that a Member entitled to benefits hereunder is unable to care for his affairs because of illness or accident, the Committee may direct that any benefit payment due him, unless claim shall have been made therefor by a duly appointed legal representative, be paid to his spouse, a child, a parent or other blood relative, or to a person with whom he resides, and any such payment so made shall be a complete discharge of the liabilities of the Plan therefor.

5.02 The Company shall have the right to deduct from each payment to be made under the Plan any required withholding taxes.
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5.03 Subject to any applicable law, no benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt so to do shall be void, nor shall any such benefit be in any manner liable for or subject to garnishment, attachment, execution or levy, or liable for or subject to the debts, contracts, liabilities, engagements or torts of the Member. In the event that the Committee shall find that any Member entitled to benefits hereunder has become bankrupt or has made any such attempt with respect to any such benefit, such benefit shall cease and terminate, and in that event the Board shall hold or apply the same to or for the benefit of such Member entitled to benefits.

5.04 (a) In the event that a Member shall at any time be convicted of a crime involving dishonesty or fraud on the part of such member in his relationship with the Company, all benefits which would otherwise be payable to him under the Plan shall be forfeited. Notwithstanding the foregoing, if the Company's Board of Directors or a duly constituted committee thereof, in its discretion, shall determine that the Member had no reasonable cause to believe his conduct was unlawful, then the Board of Directors may determine that such benefits shall not be forfeited.

     (b) In the event that a Member becomes associated in any capacity with a business which competes with the Company, benefit payments under the Plan shall cease. Notwithstanding the foregoing, benefits shall not cease where the Member (1) owns publicly traded shares of stock of a corporation which competes with the Company, or (2)(a) acts as a consultant for, (b) has an investment in, or (c) is a Board Member of a business where (i) after the Member notifies the Company in writing in advance of his potential involvement under (2)(a), (b) or (c), the Company's Board of Directors or a duly constituted Committee thereof determines that the Member will not be in violation of the Company's Conflicts of Interest policy.

5.05 The Plan shall be constructed, regulated and administered under the laws of the Commonwealth of Pennsylvania.

5.06 The masculine pronoun shall mean the feminine wherever appropriate.

5.07 The Board of Directors may amend or discontinue the Plan at any time, provided however that if the Plan is amended in such a way that would reduce the amount of benefit payment (except as may be required pursuant to any plan arising from insolvency or bankruptcy proceedings) or discontinued, that benefits to Members who have retired under the Plan shall continue to be paid in the amount and manner (as provided under Article 3 hereof) as they were being paid at the time of amendment or discontinuance of the Plan.
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As amended 1/1/96